Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-264278-02

September 12, 2022

NSTAR Electric Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	NSTAR Electric Company doing business as Eversource Energy
Security:	$400,000,000 4.95% Debentures due 2052
Principal Amount:	$400,000,000
Maturity Date:	September 15, 2052
Coupon:	4.95%
Benchmark Treasury:	2.875% due May 15, 2052
Benchmark Treasury Price / Yield:	88-14 / 3.505%
Spread to Benchmark Treasury:	147 basis points
Yield to Maturity:	4.975%
Price to Public:	99.613%
Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing March 15, 2023
Redemption Provisions:	Make-whole call at any time prior to March 15, 2052 (six months prior to the Maturity Date) at a discount rate of Treasury plus 25 basis points and on or after such date at par
Trade Date:	September 12, 2022
Settlement Date*:	September 15, 2022 (T+3)
CUSIP / ISIN:	67021C AT4 / US67021CAT45
Expected Ratings**:	A1 (Moody’s); A (S&P); A+ (Fitch)
Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the Securities initially will settle T+3 (on September 15, 2022) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade Securities prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by; contacting BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.